EMPLOYMENT AGREEMENT

This Agreement shall be deemed effective January 1, 2005 regardless of execution date

Between: Richard Smitten (The employee.)

AND

Smitten Press:  Local Lore and Legends, Inc.

Whereas The Employer desires to obtain the benefit of the services of the Employee, and the Employee desires to render such services in the terms and conditions set forth in this Agreement.

EFFECTIVE DATE: This agreement shall be deemed effective January 1, 2005.

IN CONSIDERATION of the promises and other good and valuable considerations set forth, the Employee and Employer agree as follows, subject to a 1 year review:

The Employment: The Employer appoints the Employee as Chairman and a President and CEO (Chief Executive Officer) and to undertake the duties and exercise the powers of such position as may be requested by the Employer, such duties to include those duties normally performed by CEO as directed by the board and specifically the Chairman of the board of directors, on the terms and conditions set forth in this Agreement. The Employee agrees that he or she will at all times faithfully, industriously, competently and to the best of the Employee's skill, ability, experience and talents, perform all of the duties required of the Employee's position. In carrying out these duties and responsibilities, the Employee shall comply with all Employer's policies, procedures, and rules and regulations, both written and oral, as are announced by the Employer from time to time.

The Employment shall be for a one year term extendable for two more years, subject to the provisions of this agreement.

Compensation--As full compensation for all services provided herein, the Employer shall pay or cause to be paid to the Employee, and the Employee shall accept a salary, at an annual rate of $ 120,000.00 U.S. funds, in equal installments, to be paid monthly. In addition, Employee shall be paid a bonus of $100,000 effective January 1, 2005.


The Employer agrees that the Employee's compensation will be reviewed annually by assessing the Employee's achievement of the overall objectives established by the Employer. The Employee agrees that increases in compensation are wholly within the discretion of the Employer.

In addition to the fixed remuneration, the Employee may receive from the Employer a bonus payment based upon the Employee achieving personal and corporate financial objectives. The entitlement to and the amount of the bonus payment will be in the absolute discretion of the Employer, and should not be deemed to be part of salary. The payments referred to herein shall be subject to such deductions by the Employer as the Employer is from time to time required to make pursuant to law, government regulations order, or by agreement or consent of the Employee.

Expenses:

The Employee shall be entitled to reimbursement by the Employer for reasonable expenses actually incurred on behalf of the Employer in the course of the Employee's employment by the Employer, upon the presentation by the Employee, form time to time, of an itemized account of such expenditures together with such receipts as the Employer may request.

Benefits

The Employee shall participate in all the Employer's standard benefits plan, and/or stock option plans, but such plans may be amended or canceled, from time to time at the sole discretion of the Employer, and all other terms in this Agreement shall prevail notwithstanding any such amendment or cancellation.

Termination

The parties understand and agree that this Agreement may be terminated as follows in each of the specified circumstances:

By the Employer, at any time, without the requirement of providing either notice of termination, pay in lieu thereof, severance, or any other payments, for any material breach of this Agreement by the Employee, or for any other reason that constitutes just cause, including, but not limited to the following:

Neglect of duties;

Dishonesty or fraud;

Theft;

Breach of fiduciary duties;

Breach of the covenants set out herein.

By the Employee, at any time, for any reason whatsoever, upon the Employee giving the Employer one (1) months written notice. However, the Employer may waive such notice, in whole or in part, in which case the Employee will be deemed to have resigned immediately.

By the Employer, in the Employer's sole discretion and for any reason whatsoever, by providing the employee with 2 (two) weeks' written notice of termination, or immediately, by paying the Employee an amount equal to the period of notice. Should the aforesaid notice, or pay in lieu thereof be less than the amount prescribed by law.

The Employer retains the discretion to provide the Employee additional notice, or pay in lieu thereof, without forfeiting or prejudicing its right to terminate the Employee pursuant to this agreement.


/s/ Richard Smitten                                             2/15/05
-----------------------
Accepted by:  Richard Smitten, The Employee                      Dated


/s/ Richard Smitten                                             2/15/05
-----------------------
Accepted by: Richard Smitten, Chairman
                                                                 Dated
Smitten Press:  Local Lore and Legends, Inc. The Employer